Exhibit 99.1

August 19, 2014

Board of Directors

Harbor Bank Group, Inc.

1503 Old Towne Road

Charleston, SC 29407

Members of the Board:

BSP Securities, Inc. (“BSP”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of Harbor Bank Group, Inc. and dated June 2, 2014, in the Proxy Statement/Prospectus of BNC Bancorp which forms the Registration Statement on Form S-4 and the references to our firm in such Proxy Statement/Prospectus. BSP further consents to the attachment of the Opinion Letter as Appendix C of the Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

BSP Securities, LLC

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327 (404) 848-1571 (phone) / (404) 848-1574

(fax)